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Exhibit 23.1

Consent of Ernst & Young LLP, independent registered public accounting firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 27, 2006 (except for the three paragraphs under the caption "Changes in Capitalization" within Note 3 as to which the date is September 19, 2006), in Amendment No. 8 to the Registration Statement (Form S-1 No. 333-133855) and related Prospectus of DivX, Inc.

Our audits also included the financial statement schedule of DivX, Inc. listed in Item 16(b). This schedule is the responsibility of DivX, Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is April 27, 2006 (except for the three paragraphs under the caption "Changes in Capitalization" within Note 3 as to which the date is September 19, 2006), the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                      /s/ Ernst & Young LLP

San Diego, California
September 19, 2006

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Consent of Ernst & Young LLP, independent registered public accounting firm